Exhibit 5.3

August 19, 2009

Argo Group Statutory Trust

c/o Argo Group International Holdings, Ltd.

110 Pitts Bay Road

Pembroke HM08, Bermuda

Re:	Argo Group Statutory Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel for Argo Group Statutory Trust, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The Certificate of Trust of the Trust (the “Certificate”), as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on August 13, 2009;

(b)	The Declaration of Trust of the Trust, dated as of August 13, 2009, among Argo Group International Holdings, Ltd., an exempted company organized under the laws of Bermuda, as sponsor (the “Company”), and the trustees of the Trust named therein;

(c)	The Registration Statement (the “Registration Statement”) on Form S-3, including a prospectus (the “Prospectus”), with respect to, among other things, the Preferred Securities of the Trust representing preferred undivided beneficial interests in the assets of the Trust (each, a “Preferred Security” and collectively, the “Preferred Securities”), as filed by the

Argo Group Statutory Trust

August 19, 2009

Company and the Trust with the Securities and Exchange Commission on or about August 19, 2009;

(d)	A form of Amended and Restated Declaration of the Trust, to be entered into among the Company, the trustees of the Trust, and the holders, from time to time, of the undivided beneficial interests in the assets of the Trust (the “Declaration of Trust”), filed as an exhibit to the Registration Statement (including all attachments and exhibits thereto); and

(e)	A Certificate of Good Standing for the Trust, dated August 14, 2009, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Declaration of Trust.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Declaration of Trust and the Certificate of Trust will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Preferred Security is to be issued by the Trust (collectively, the “Preferred Security Holders”) of a Certificate for such Preferred Security and the payment for such Preferred Security, in accordance with the Declaration of Trust and as contemplated by the Registration Statement, and (vii) that the Preferred Securities will be issued and sold to the Preferred Security Holders in accordance with the Declaration of Trust and as contemplated by the Registration Statement. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

This opinion is limited to the law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with

Argo Group Statutory Trust

August 19, 2009

respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Statutory Trust Act.

2. The Preferred Securities of the Trust will represent valid and, subject to the qualifications set forth in paragraph 3 below, legally issued, fully paid and nonassessable undivided preferred beneficial interests in the assets of the Trust.

3. The Preferred Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the Declaration of Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

Richards, Layton & Finger, P.A.

EAM/APA